Department of the Treasury
Internal Revenue Service
Large Business & International
2001 Butterfield Road
Downers Grove, IL 60515

Date:
8/18/2016
Person to contact:
Douglas Williams
Employee ID number: 1000230308
Telephone: (630) 493-5074
Hours: 8:00 am - 4:30 pm
Partnership ID number:
35-2451470
Tax year ended:
12/31/2013

Tax Matters Partner
SunCoke Energy Partners, LP
1011 Warrenville Road, Suite 600
Lisle, IL 60532

TMP Notice of Beginning of Administrative Proceedings

Dear Tax Matters Partner:

We are starting an audit of your partnership's federal tax return
By law, as the tax matters partner (TMP) for the partnership, we're required to notify you that we're beginning our administrative proceeding of your partnership's federal tax return.

What you need to do
During the audit, most of our communication will be directly with you as the partnership's tax matters partner. Communicating with your partners to keep them informed about the audit's progress is your responsibility.

Keep in mind that the results of the audit will apply to all partners, even if they choose to stay uninformed, or you fail to keep them updated.

Your responsibilities as tax matters partner
As a tax matters partner, you're required to keep all partners informed of any IRS proceedings and related court cases. Additionally, you must provide us with the name, address, profits interest, and taxpayer identification number for each person who was a partner during the tax year we're auditing. If you haven't already provided this information, or if we need to update our records, please send this information to the address listed at the top of this letter. You can find the responsibilities of the tax matters partner in Treasury Regulation (26 C.F.R.) Section 301.6223(g)-1.

What to expect
Because you're also a partner, your personal return may be affected if we make any adjustments to the partnership's return as a result of the audit. Your share of interest in the partnership will determine how any adjustments will affect your return. We will also provide a copy of this letter to you as a partner if you are eligible to receive one. We'll notify you if we make any partnership-related adjustments.

Additional information
- Visit *www.irs.gov* and search for "tax matters partner."
- Download the following publications from *www.irs.gov/formspubs*:
  - Publication 1, *Your Rights as a Taxpayer*
  - Publication 541, *Partnerships*
- Keep this letter for your records.

If you have questions, you can write or call the contact person whose name, address, and telephone number are listed at the top of this letter. If you write, please enclose a copy of this letter and include your telephone number with the most convenient time for us to call you.

Thank you for your cooperation.

Sincerely,

Douglas Williams

Douglas Williams
Internal Revenue Agent